SHAREHOLDER INFORMATION AGREEMENT
        (GOLDMAN SACHS TRUST AND GOLDMAN SACHS VARIABLE INSURANCE TRUST)

This SHAREHOLDER INFORMATION AGREEMENT (the "Agreement") is entered into as of April 16, 2007 by and between Goldman, Sachs & Co. (the "Fund Agent") and Security Distributors, Inc. and Security Benefit Life Insurance Company (the "Intermediary") with an effective date of October 16, 2007.

As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

The term "Intermediary" shall mean a "financial intermediary" as defined in Rule 22c-2 under the Investment Company Act of 1940 ("1940 Act") and shall include
(i) any broker, dealer, bank, or other entity that holds securities of record issued by a Fund in nominee name; (ii) in the case of a participant-directed employee benefit plan that owns securities issued by a Fund (1) a retirement plan administrator under ERISA or (2) any entity that maintains the plan's participant records; and (iii) an insurance company separate account.

The terms "Fund," individually, and "Funds," collectively, shall mean the Goldman Sachs Trust and each of its separately designated series and the Goldman Sachs Variable Insurance Trust and each of its separately designated series, with the exception of any series of the Goldman Sachs Trust or Goldman Sachs Variable Insurance Trust that would be deemed an "excepted fund," as such term is defined in Rule 22c-2(b) under the 1940 Act.

The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by a Fund under the 1940 Act that are held by the Intermediary.

The term "Shareholder" means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name. With respect to retirement and other types of employee benefit plans, the term "Shareholder" means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares. With respect to insurance companies, the term "Shareholder" means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary ("Contract"), or a participant in an employee benefit plan with a beneficial interest in a Contract.

The term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled

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contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required free look period.

The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs;
(ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

The term "written" includes electronic writings and facsimile transmissions.

The term "purchase" does not include the automatic reinvestment of dividends.

The term "promptly" shall mean as soon as practicable but in no event later than five (5) business days from the Intermediary's receipt of the request for information from the Fund Agent or its designee.

WHEREAS, the Fund Agent is the Principal Underwriter of the Funds; and

WHEREAS, the Intermediary is a "financial intermediary" within the meaning of Rule 22c-2 under the 1940 Act.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete and intending to be legally bound hereby, the Fund Agent and the Intermediary hereby agree as follows:


1. AGREEMENT TO PROVIDE INFORMATION. The Intermediary agrees to provide the Fund Agent, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government issued identifier ("GII") and, when applicable, the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account(s) (if known) and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request. With respect to Shares of Goldman Sachs Variable Insurance Trust, unless otherwise specifically requested by the Fund Agent, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

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     1.1 PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund Agent may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by a Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Fund.

     1.1a TIMING OF REQUESTS. Fund Agent requests for Shareholder information shall be made no more frequently than quarterly except as the Fund Agent deems necessary to investigate compliance with policies established by a Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Fund.

     1.2 FORM AND TIMING OF RESPONSE. (a) The Intermediary agrees to provide, promptly upon request of the Fund Agent or its designee, but in any event no later than five (5) business days, the requested information specified in paragraph 1. If requested by the Fund Agent or its designee, the Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in paragraph 1 is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund Agent or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in paragraph 1 for those Shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by a Fund. The Intermediary additionally agrees to inform the Fund Agent whether it plans to perform
     (i) or (ii).

     (b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund Agent or its designee and the Intermediary; and

     (c) To the extent practicable, the format for any transaction information provided to the Fund Agent should be consistent with the NSCC Standardized Data Reporting Format.

     1.3 LIMITATIONS ON USE OF INFORMATION. The Fund Agent agrees not to use the information received for marketing or another similar purpose without the prior written consent of the Intermediary.

2. AGREEMENT TO RESTRICT TRADING. The Intermediary agrees to execute written instructions from the Fund Agent to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund Agent as having engaged in transactions in a Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by a Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by a Fund. With respect to Shares of Goldman Sachs Variable Insurance Trust, unless otherwise directed by the Fund Agent, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated

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     Transfer Redemptions that are effected directly or indirectly through the
     Intermediary. Instructions must be received by the Intermediary at the following address, or such other address that the Intermediary may communicate to the Fund Agent in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

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     2.1 FORM OF INSTRUCTIONS. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII and, when applicable, the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and any specific restriction(s) to be executed, including how long any restriction is to remain in place. If the TIN, ITIN, GII or, when applicable, the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

     2.2 TIMING OF RESPONSE. The Intermediary agrees to execute instructions from the Fund Agent to restrict or prohibit trading as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Intermediary.

     2.3 CONFIRMATION BY INTERMEDIARY. The Intermediary must provide written confirmation to the Fund Agent that instructions from the Fund Agent to restrict or prohibit trading have been executed. The Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

3. APPLICABILITY TO AFFILIATES. The Intermediary acknowledges and agrees that the Intermediary has identified and/or will identify to the Fund Agent all persons affiliated with the Intermediary and known to the Intermediary who meet the definition of "Intermediary" as set forth in this Agreement. In the event that any such person is not so identified, such person shall be deemed to be subject to the terms and conditions of this Agreement until such person has entered into a separate shareholder information agreement with the Fund Agent.

4. CONSTRUCTION OF THE AGREEMENT; FUND PARTICIPATION AGREEMENTS. The parties have entered into one or more Fund Participation or similar Agreements between or among them for the purchase and redemption of Shares by the Accounts in connection with the Contracts. To the extent the terms of this Agreement conflict with the terms of a Fund Participation or similar Agreement, the terms of this Agreement shall control.

5. AMENDMENTS. This Agreement may be amended by a written instrument executed by both parties

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6.   APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

7. ASSIGNMENT. Neither party may assign the Agreement, or any of the rights, obligations, or liabilities under the Agreement, without the written consent of the other party.

8. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall together constitute one and the same instrument.

9. THIRD-PARTY BENEFICIARIES. As required by Rule 22c-2, the Fund Agent is entering into this Agreement on behalf of the Funds. The Funds shall have the right to enforce all terms and provisions of this Agreement against any and all parties hereto and or otherwise involved in the activities contemplated herein.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

Goldman, Sachs & Co.


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By:
Title:



Security Distributors, Inc.


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By:
Title:

Security Benefit Life Insurance Company


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By:
Title: